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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of the 2nd day of April 2001 by and between DAVID MONTGOMERY ("Montgomery") and INSURANCE AUTO AUCTIONS, INC., an Illinois corporation ("Company").

                                    RECITALS

         WHEREAS, the Company desires to employ Montgomery and Montgomery desires to be employed by the Company upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

         1. EMPLOYMENT. The Company hereby employs Montgomery, and Montgomery hereby accepts employment with the Company, as Chief Operating Officer, whose duties include overseeing the day to day operations of the Company and its affiliated companies. Montgomery shall be an executive of the Company and shall be subject to the direction and control of the President and Chief Executive Officer of the Company and the Board of Directors of the Company (the "Board"). Montgomery shall devote all of his business time and services to the business and affairs of the Company. Montgomery shall also perform such other executive-level duties consistent with his position as Chief Operating Officer as may be assigned to him from time to time by the Chief Executive Officer, including serving as an officer and/or director of the Company's operating subsidiaries. The duties and services to be performed by Montgomery hereunder shall be substantially rendered at the Company's principal offices as determined by the Board, except for reasonable travel on the Company's business incident to the performance of Montgomery's duties.

         2. COMPENSATION. As compensation for Montgomery's services provided hereunder, the Company agrees to provide the following compensation:

         2.1. BASE SALARY. While this Agreement is in effect, the Company agrees to pay to Montgomery a base salary at the rate of $225,000 per annum commencing on the date hereof ("Base Salary"). The Base Salary shall be subject to annual review by the Board and any committee thereof ("Committee") or the Compensation Committee and may be increased by the Board in their sole and absolute discretion but may not be decreased. Such salary shall be payable to Montgomery in such equal periodic payments as the Company generally pays its employees, but in no event less frequently than monthly.




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         2.2. INCENTIVES. As additional compensation for performance of the services rendered by Montgomery during the term of this Agreement, the Company will pay to Montgomery, in cash, a performance bonus equal to forty percent (40%) of Montgomery's annual salary based upon the achievement of objectively quantifiable and measurable goals and objectives which shall be determined, in advance, by the Compensation Committee of the Board with respect to each fiscal year of the Company. This amount is hereinafter referred to as "Incentive Compensation." As additional compensation for accepting employment with the Company, the Company will pay to Montgomery, in cash, a signing bonus of $25,000. This signing bonus shall be paid in one lump payment payable as of the date of this agreement.

         2.3. OPTIONS. The Company shall cause the Committee delegated by the Board to administer the Option Plan (as defined below) to grant to Montgomery an option to purchase 100,000 shares of the Company's common stock (the "Option"). The Option shall be granted under the Company's 1991 Stock Option Plan, as amended (the "Option Plan"). The exercise price of the Option granted pursuant to this Section 2.3 shall be equal to 100% of the fair market value of the common stock on the close of business on the day before the day that Montgomery becomes employed by the Company subject to the vesting and termination provisions as described below. The Option shall become exercisable in four equal annual installments beginning on the first anniversary of the grant date, and, except as provided below, shall be subject to the usual terms and conditions of options issued pursuant to and in accordance with the Option Plan.

         2.4. BENEFITS. During the term of his employment or for such time as otherwise provided in this Agreement, Montgomery shall be entitled to participate in such vacation, auto allowance, benefit plans, fringe benefits, life insurance, medical and dental plans (beginning on the first day of employment), retirement plans and other programs as are offered from time to time by the Company and are described in the Company's employee benefit handbooks. Montgomery shall be entitled to four weeks of paid vacation each calendar year, subject to any limitations on carryover of unused vacation generally applicable to employees. Montgomery shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. In connection with expenses pursuant to this Section 2.4, the Company shall reimburse Montgomery for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

         2.5. INDEMNIFICATION. The Company shall indemnify Montgomery in accordance with the terms of the Company's standard form of Indemnification Agreement.

         3.   TERMINATION.

         3.1. AT WILL NATURE OF EMPLOYMENT. Employment with the Company is not for a specific term and can be terminated by Montgomery or the Company at any time for any reason, with or without cause. Any contrary representations that may have been made or that may be made to Montgomery are superseded by this Agreement. In addition, this Agreement shall terminate by reason of Montgomery's death or the substantial inability of Montgomery, by



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reason of physical or mental illness or accident, to perform his regular responsibilities hereunder indefinitely or for a period of one hundred eighty
(180) days (a "Disability").

         3.2. COMPANY'S OBLIGATIONS ON TERMINATION APART FROM A CHANGE OF
CONTROL.

              (a) NO OBLIGATIONS OTHER THAN AS REQUIRED BY LAW FOR VOLUNTARY TERMINATION OR CAUSE. The Company shall have no obligations to pay Montgomery any severance payments or continue to cover Montgomery and/or his beneficiaries under the Company's health plan (other than as required by law) if this Agreement is terminated for any of the following reasons:

                  (i) VOLUNTARY TERMINATION. Montgomery voluntarily terminates this Agreement; or

                  (ii) CAUSE. The Company terminates Montgomery's employment at any time during the term of this Agreement for Cause. For purposes of this Agreement, "Cause" shall mean:

                       (A) the willful and continued failure of Montgomery to
                  perform substantially his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to medically documented illness or injury), 30 days after a written demand for substantial performance is delivered to Montgomery by the Board which specifically identifies the manner in which the Board believes that Montgomery has not substantially performed his duties; or

                       (B) the willful engaging by Montgomery in illegal conduct
                  or misconduct which is injurious to the Company,

              in each case as determined in the good faith opinion of the Board.

              (b) DEATH AND DISABILITY OBLIGATIONS. If this Agreement is terminated due to death or Disability, the Company shall pay to Montgomery (or his legal representatives as the case may be) the specific obligations as set forth below:

                  (i) DEATH. Montgomery's employment shall terminate
              automatically upon Montgomery's death. If Montgomery's employment under this Agreement is terminated by reason of his death, the Company's sole obligation to Montgomery's legal representatives shall be to pay or cause to be paid, within thirty (30) days of the Date of Termination (as hereinafter defined), to such person or persons as Montgomery shall have designated for that purpose in a notice filed with the Company, or, if no such person shall have been so designated, to his estate, the amount of Montgomery's Accrued Obligations (as hereinafter defined). Any amounts payable under this Section 3.2(b)(i) shall be exclusive of and in addition to any payments or benefits which Montgomery's widow, beneficiaries




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              or estate may be entitled to receive pursuant to any pension plan, profit sharing plan, any employee benefit plan, equity incentive plan or life insurance policy maintained by the Company.

                  (ii) DISABILITY. If the Disability of Montgomery occurs, the
              Company may give to Montgomery written notice in accordance with
              Section 6.1 of this Agreement of its intention to terminate Montgomery's employment. In such event, Montgomery's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Montgomery (the "Disability Effective Date"), unless within the 30-day period after such receipt, Montgomery returns to full-time performance of his duties. The Company's sole obligation to Montgomery shall be payment of Accrued Obligations (as hereinafter defined) and the timely payment or provision of other benefits, including disability and other benefits provided by the Company to disabled executives and/or their families in accordance with such Company plans, programs, practices and policies relating to disability, if any.

              (c) OBLIGATIONS FOR ALL OTHER TERMINATION REASONS. For any other reason, upon the termination of this Agreement and Montgomery's employment hereunder apart from a Change of Control, the Company shall pay to Montgomery an amount equal to the sum of (i) Montgomery's annual base salary at the time Montgomery's employment is terminated; plus (ii) Montgomery's average annual bonus received over the eight (8) fiscal quarters of the Company immediately preceding Company's fiscal quarter during which Montgomery's employment is terminated, without exceeding Montgomery's target bonus for Company's fiscal year during which Montgomery's employment is terminated, provided, however, that Montgomery shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company; plus (iii) Montgomery's auto allowance for the Company's fiscal year during which Montgomery's employment is terminated. In addition, the Company shall provide, at Company's expense, continued coverage for Montgomery and his beneficiaries for a period extending through the earlier of the date Montgomery begins any subsequent full-time employment for pay and the date that is one (1) year after Montgomery's termination of employment, under the Company's health plan covering Montgomery and Montgomery's beneficiaries, provided that Montgomery properly elects coverage pursuant to Title I, Part 6 of the Employee Retirement Income Security Act of 1974, as amended ("COBRA").

         3.3. COMPANY'S OBLIGATIONS ON TERMINATION DUE TO A CHANGE OF CONTROL.

              (a) DEFINITIONS.

                  (i) For purposes of this Agreement, a "Change of Control" shall mean:

                       (A) the acquisition by any individual, entity or group
                  (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (for the purposes of this




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                  Section 3.3, a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company shall not constitute a Change of Control; or

                       (B) individuals who, as of the date hereof, constitute
                  the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual (other than an individual whose initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board) who becomes a director subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

                       (C) consummation of a reorganization, merger or
                  consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination") unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                       (D) approval by the shareholders of the Company of a
                  complete liquidation or dissolution of the Company.



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                       (ii) For purposes of this Agreement, "affiliated
                  companies" shall include any company controlled by, controlling or under common control with the Company.

                       (iii) For purposes of this Agreement, "Involuntary
                  Termination" shall mean Montgomery's voluntary termination following (A) a change in Montgomery's position with the Company which materially reduces Montgomery's level of responsibility, (B) a reduction in Montgomery's Base Salary, or (C) a change in Montgomery's place of employment, which is more than seventy-five (75) miles from Montgomery's place of employment prior to the change, provided and only if such change or reduction is effected without Montgomery's written concurrence.

                       (iv) For purposes of this Agreement, "Date of
                  Termination" shall mean (A) if Montgomery's employment is terminated by the Company for Cause, or by Montgomery, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (B) if Montgomery's employment is terminated by the Company for other than for Cause or Disability, the date on which the Company notifies Montgomery of such termination and (C) if Montgomery's employment is terminated by reason of death or Disability, the date of death of Montgomery or the Disability Effective Date, as the case may be.

                       (v) For purposes of this Agreement, "Accrued Obligations"
                  shall mean the sum of (A) Montgomery's Base Salary through the Date of Termination to the extent not theretofore paid, (B)the greater of (I) the product of (x) any Incentive Compensation paid to or deferred by Montgomery for the fiscal year preceding the fiscal year in which Montgomery's Date of Termination occurs (annualized in the event that Montgomery was not employed by the Company for the whole of such fiscal year) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (II) the average of the past three (3) years' annual bonuses, provided, however, that Montgomery shall receive his target bonus if he is terminated within his first eight (8) fiscal quarters with the Company (such greater amount being the "Highest Annual Bonus") and (C) any compensation previously deferred by Montgomery (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid. Notwithstanding the foregoing, in no event will Montgomery be entitled to a duplication of any Incentive Compensation payments.

                  (b) SEVERANCE BENEFITS FOR TERMINATION WITHIN TWO (2) YEARS OF A CHANGE OF CONTROL. If Montgomery's employment with the Company terminates by reason of Montgomery's Involuntary Termination (as defined in Section 3.3(a)(iii) above) or termination by the Company without Cause (as defined in
Section 3.2(a)(ii)) above) within two (2) years of the effective date of the Change of Control, Montgomery shall be entitled to receive the following:





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                       (i) Company shall continue to pay Montgomery an amount
                  equal to 150% of the sum of (A) Montgomery's Base Salary and
                  (B) his Highest Annual Bonus;

                       (ii) Company shall pay Montgomery any Accrued
                  Obligations; and

                       (iii) Company shall also provide, at its expense,
                  continued coverage of Montgomery and Montgomery's beneficiaries for eighteen (18) months after the Date of Termination or until Montgomery commences any full-time employment, whichever comes first, under the Company's health plan covering Montgomery and Montgomery's beneficiaries, provided, however, that Montgomery properly elects coverage pursuant to COBRA.

                  (c) SEVERANCE BENEFITS FOR TERMINATION AFTER THE SECOND YEAR FOLLOWING A CHANGE OF CONTROL. If Montgomery is terminated after the second year following a Change of Control, the Company's obligations are as set forth in
Section 3.2 of this Agreement.

                  (d) STOCK OPTIONS AFTER A CHANGE OF CONTROL. Subject to
Section 2.3 of this Agreement, all Montgomery's outstanding stock options to purchase Company common stock shall accelerate and become fully exercisable.

         3.4. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY; EXCISE TAX GROSS-UP. A "Gross-Up Payment" (as defined below) shall be made to Montgomery when payments of compensation payable to Montgomery on termination of employment in connection with a Change of Control, including, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of any applicable plan, arrangement or agreement with the Company or any of its affiliated companies (the "Total Payments") would trigger a tax imposed on Montgomery under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Excise Tax").

         For purposes hereof, the Gross-Up Payment shall mean a payment to Montgomery in such amount as is necessary to ensure that the net amount retained by Montgomery, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this
Section 3.4, but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the Total Payments.

         3.5. EXCLUSIVE BENEFITS. If more than one benefit due to termination becomes payable under Sections 3.2 or 3.3, the greatest of such benefits shall become payable to the exclusion of all other such benefits and shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. Notwithstanding anything in the prior sentence to the contrary, Montgomery shall be entitled to benefits and incentives under all benefit plans and equity incentive plans, policies and programs (except as expressly excluded herein, including, without limitation, Section 2.3 of this Agreement) according to the terms of such benefit plans and equity incentive plans, policies and




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programs as in effect from time to time, including any acceleration of vesting provisions in the Company's option plans, including any benefits under the Executive Severance Plan for Officers.

         4. INVENTIONS AND CREATIONS. Montgomery agrees that all inventions, discoveries, improvements, ideas and other contributions (collectively "Inventions") whether or not copyrighted or copyrightable, patented or patentable, or otherwise protectable in law, which are conceived, made, developed or acquired by Montgomery, either individually or jointly, during his employment with the Company or any of its subsidiaries, and which relate in any manner to the business of the Company or any of its subsidiaries, shall belong to the Company and Montgomery does hereby assign and transfer to the Company his entire right, title and interest in the Inventions. Montgomery agrees to promptly and fully disclose the Inventions to the Company, in writing if requested by the Company, and to execute and deliver any and all lawful application, assignment and other documents which the Company requests for protecting the Inventions in the United States or any other country. The Company shall have the full and sole power to prosecute such applications and to take all other action concerning the Inventions, and Montgomery will cooperate fully within a lawful manner, at the expense of the Company, in the preparation and prosecution of all such applications and in any legal actions and proceedings concerning the Inventions. The provisions of this Section 4 shall survive the termination of this Agreement.

         5.   NON-COMPETITION; NON-SOLICITATION; CONFIDENTIAL INFORMATION.

         5.1. NON-COMPETITION AGREEMENT. Montgomery hereby acknowledges and agrees that the Company actively engages in its business throughout all of North America. Accordingly, Montgomery agrees that during the Non-Competition Period (as defined below), Montgomery will not, directly or indirectly, whether as a partner, officer, shareholder, advisor, employee or otherwise, promote, participate, become employed by, or engage in any activity or other business similar to the Company's business or any entity engaged in a business competitive with the Company's business in any state within the United States as well as in Canada or Mexico. If Montgomery fails to comply with the provisions of this Section 5.1, the Company may, in addition to pursuing all other remedies available to the Company under law or in equity as a result of such breach, cease payment of all severance benefits under Section 3. For purposes hereof, "Non-Competition Period" shall mean the period commencing on the date hereof and ending eighteen (18) months after the later of the termination of Montgomery's employment hereunder or Montgomery's submission of his resignation, or removal of Montgomery as Chief Operating Officer of the Company and the Company's payment and provision of Change of Control severance benefits pursuant to
Section 3.3.

         5.2. NON-SOLICITATION AGREEMENT. During the term of this Agreement and for a period of eighteen (18) months thereafter, Montgomery shall not, directly or indirectly, individually or on behalf of any Person (as defined below) solicit, aid or induce (a) any then current employee of the Company to leave the Company in order to accept employment with or render services for Montgomery or such Person or (b) any customer, client, vendor, lender, supplier or sales representative of the Company or similar persons engaged in business with the Company to discontinue the relationship or reduce the amount of business done with the




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Company. "Person" means any individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity, or any department, agency or political subdivision thereof, or an accrediting body.

         5.3. CONFIDENTIAL INFORMATION. Montgomery acknowledges and agrees that he is in possession of and will be exposed to during the course of, and incident to, his employment by and affiliations with the Company, Confidential Information (as defined herein) relating to the Company and its affiliated companies. For purposes hereof, "Confidential Information" shall mean all proprietary or confidential information concerning the business, finances, financial statements, properties and operations of the Company and its affiliated companies, including, without limitation, all customer and prospective customer and supplier lists, know-how, trade secrets, business and marketing plans, techniques, forecasts, projections, budgets, unpublished financial statements, price lists, costs, computer programs, source and object codes, algorithms, data, and other original works of authorship, along with all information received from third parties and held in confidence by the Company and its affiliated companies (including, without limitation, personnel files and employee records). During the Non-Competition Period and at all times thereafter, Montgomery will hold the Confidential Information in the strictest confidence and will not disclose or make use of (directly or indirectly) the Confidential Information or any portion thereof to or on behalf of himself or any third party except (a) as required in the performance of his duties as an employee, director or shareholder of the Company, (b) as required by the order of any court or similar tribunal or any other governmental body or agency of appropriate jurisdiction; provided, that Montgomery shall, to the extent practicable, give the Company prior written notice of any such disclosure and shall cooperate with the Company in obtaining a protective order or such similar protection as the Company may deem appropriate to preserve the confidential nature of such information. The foregoing obligations to maintain the Confidential Information shall not apply to any Confidential Information which is or, without any action by Montgomery, becomes generally available to the public. Upon termination of any employment or consulting relationship between the Company and Montgomery, Montgomery shall promptly return to the Company all physical embodiments of the Confidential Information (regardless of form or medium) in the possession of or under the control of Montgomery.

         5.4. SCOPE OF RESTRICTION. The parties have attempted to limit the scope of the covenants set forth in Section 5 to the extent necessary. The parties recognize, however, that reasonable people may differ in making such determination. Consequently, the parties hereby agree that if the scope and duration of such covenants would, but for this provision, be deemed by a court of competent authority to be unreasonable or otherwise unenforceable, such court may modify such covenants to the extent that such court determines to be necessary in order to grant enforcement thereof as so modified.

         5.5. REMEDIES. The parties hereto recognize that the Company will suffer irreparable injury in the event of a breach of the terms of Section 5 by Montgomery. In the event of a breach of the terms of Section 5, the Company shall be entitled, in addition to any other remedies and damages available and without proof of monetary or immediate damage, to a temporary and/or permanent injunction, without the necessity of posting a bond, to restrain the violation of Section



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5 by Montgomery or any Persons acting for or in concert with him. Such remedy, however, shall be cumulative and nonexclusive and shall be in addition to any other remedy which the parties may have.

         5.6. COMMON LAW OF TORTS OR TRADE SECRETS. The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.

         5.7. SURVIVAL OF SECTION 5. The provisions of Section 5 shall survive the termination of Montgomery's employment and the termination of this Agreement.

         6.   GENERAL PROVISIONS.

         6.1. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier service (charges prepaid), sent by facsimile (with copy sent via another method approved herein), or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to the Company and to Montgomery at the addresses indicated below:

         If to the Company:                 Insurance Auto Auctions, Inc.
                                            850 East Algonquin Road, Suite 100
                                            Schaumburg, Illinois 60173
                                            Phone:   847-839-3939
                                            Fax:     847-839-3999
                                            Attention: General Counsel

         With copies to:                    Katten Muchin Zavis
                                            525 West Monroe Street, Suite 1600
                                            Chicago, Illinois 60661
                                            Phone:   312-902-5564
                                            Fax:     312-577-8648
                                            Attention: David J. Kaufman, Esq.

         If to Montgomery:                  David Montgomery
                                            850 E. Algonquin Rd., Suite 100
                                            Schaumburg, IL  60173



         With copies to:
                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------





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or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

         6.2. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         6.3. SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement by or on behalf of either party hereto shall bind such party and its heirs, legal representatives, successors and assigns and inure to the benefit of the other party hereto and their heirs, legal representatives, successors and assigns.

         6.4. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Illinois without giving effect to the provisions thereof regarding conflict of laws.

         6.5. RESOLUTION OF DISPUTES; ARBITRATION. Should a dispute arise concerning this Agreement, its interpretation or termination, or Montgomery's employment with the Company, either party may request a conference with the other party to this Agreement and the parties shall meet to attempt to resolve the dispute. Failing such resolution within thirty (30) days of ether party's request for a conference, the Company and Montgomery shall endeavor to select an arbitrator who shall hear the dispute. In the event the parties are unable to agree on an arbitrator, Montgomery and Company shall request the American Arbitration Association ("AAA") to submit a list of nine (9) names of persons who could serve as an arbitrator. The Company and Montgomery shall alternately remove names from this list (beginning with the party which wins a flip of a coin) until one person remains and this person shall serve as the impartial arbitrator. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes as promulgated by the AAA. The decision of the arbitrator shall be final and binding on both parties. Each party shall bear equally all costs of the arbitrator.

         The arbitrator shall only have authority to interpret, apply or determine compliance with the provisions set forth in this Agreement, but shall not have the authority to add to, detract from or otherwise alter the language of this Agreement.

         6.6. REPRESENTATIONS OF MONTGOMERY. Montgomery hereby represents and warrants to the Company that his execution, delivery and performance of this agreement will not violate or result in any breach of any agreement, contract, understanding or written policy to which Montgomery is subject as a result of any prior employment, any investment or otherwise. Montgomery is not subject to any agreement, contract or understanding which in any way restricts or limits his ability to accept employment with the Company or perform the services contemplated herein.

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         6.7. DESCRIPTIVE HEADINGS; INTERPRETATION. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         6.8. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.

         6.9. AMENDMENTS AND WAIVERS. No modification, amendment or waiver of any provisions of this Agreement shall be effective unless approved in writing by each of the parties hereto. The Company's failure at any time to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and will not affect the right of the Company to enforce each and every provision hereof in accordance with its terms.

         6.10. NON-ASSIGNMENT. This Agreement shall not be assigned by Montgomery.





                             SIGNATURE PAGE FOLLOWS.



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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            INSURANCE AUTO AUCTIONS, INC.

                                            By: /s/ Thomas C. O'Brien
                                               ---------------------------------
                                            Name:   Thomas C. O'Brien
                                            Title:  President and Chief
                                                    Executive Officer




                                                /s/ David R. Montgomery
                                                --------------------------------
                                                DAVID MONTGOMERY



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